UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2009

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2009, the Board of Directors (the "Board") of Health Net, Inc. (the "Company") designated and appointed Ms. Mary Anne Citrino to serve as a member of the Board until her successor is duly elected and qualified. The Board is currently evaluating the Committees of the Board to which Ms. Citrino will be appointed. Ms. Citrino will stand for re-election to the Board at the Company's 2010 Annual Meeting of Stockholders.

Ms. Citrino will participate in the compensation and benefits package offered to non-employee directors of the Board in respect of their service on the Board, as described in Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference. Accordingly, on December 1, 2009, she received an initial grant of 13,252 nonqualified stock options to purchase shares of common stock of the Company, par value $.001 per share, with an exercise price of $21.80 per share, pursuant to the Company's 2006 Long-Term Incentive Plan, as amended.

Ms. Citrino has been the Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2004. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. While at Morgan Stanley, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst. Ms. Citrino has served as a director of Dollar Tree, Inc. since 2005, and is a member of its Audit Committee.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

December 1, 2009	By:	/s/ Linda V. Tiano

Name: Linda V. Tiano
Title: Senior Vice President, General Counsel and Secretary